Exhibit 23.4

[R.A. LENSER AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-4 of Whiting Petroleum Corporation and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of January 1, 2004.

Very truly yours,

/s/ Ronald A. Lenser

R.A. Lenser & Associates, Inc.

May 26, 2004